Exhibit (a)(8)

                                        PRESS RELEASE
                                        FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

June 30, 2000

PRICE FOR OFFER TO PURCHASE UNITS OF RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP INCREASED TO $45,000 PER UNIT AND EXPIRATION DATE EXTENDED TO
                         ----------------
JULY 24, 2000

     MP INCOME FUND 15, LLC; MP INCOME FUND 12, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; MORAGA FUND 1, L.P.; AND MORAGA GOLD, LLC (collectively the "Purchasers") are offering to purchase up to 60 Units of limited partnership interest (the "Units") in RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership(the "Partnership"). The Purchasers have increased the purchase price to $45,000 per Unit less the amount of any distributions declared or made with respect to the Units between the Offer Date and the Expiration Date. In addition, the Expiration Date of the Offer is extended to July 24, 2000.

As of June 30, 2000, no Units had been tendered to the Purchasers by security holders and not withdrawn.

         For further information, contact Christine Simpson at the above telephone number.